Exhibit 9(a)

                            CITIZENS INVESTMENT TRUST
                     CITIZENS SECURITIES & CITIZENS ADVISERS
                     ADMINISTRATION AND SHAREHOLDER SERVICES
                                  FEE SCHEDULE

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ADMINISTRATIVE SERVICES
Citizens Advisers, Inc. ("the Administrator") assumes a number of general administrative services for each Portfolio of Citizens Investment Trust ("the Portfolios") for which the Adviser is paid a monthly fee based on an annual rate of each Portfolio's average net assets for providing such services.

The fees are as follows:

Portfolio                                                     Fee               effective
---------                                                     ---               ---------
Working Assets Money Market Portfolio - Retail Class          15/100 of 1%      7/1/96
Working Assets Money Market Portfolio-Institutional Class     no fee assessed
Citizens Income Portfolio                                     10/100 of 1%      7/1/95
Citizens Emerging Growth Portfolio                            10/100 of 1%      7/1/95
Citizens Global Equity Portfolio                              10/100 of 1%      7/1/95
Muir California Tax-Free Income Portfolio                     10/100 of 1%      7/1/95
Citizens Index Portfolio - Retail Class                       20/100 of 1%      1/25/96
Citizens Index Portfolio - Institutional Class                30/100 of 1%      7/1/96
Muir National Tax-Free Income Portfolio                       10/100 of 1%      7/1/95

The Adviser provides the following services to the Funds:

         1) Administration of certain daily fund expense accounting duties, including but not limited to payment and budgeting of operating expenses of all Funds, calculation of expense accruals.
         2) Administration of annual Fund audit with Fund Auditors.
         3) Supervision of printed annual and semi-annual reports.
         4) Administrative services in connection with Custody and Transfer Agents, including daily monitoring of net asset value and dividend factors, contract and fee negotiations, and quality control.
         5) Administration of Funds' compliance systems with Federal and State regulatory requirements.
         6) Other similar services.

In addition to the above services, the Adviser provides other day to day services. Out of pocket expenses incurred by the Adviser in relation to such services will be reimbursed to the Adviser by the Funds at cost.
These services include:

         1) Blue Sky reporting services as required for the issuer of securities in the states and territories.
         2) Vendor relations.
         3) Special projects including but not limited to:
         a. Organization services for any new series, including, but not limited to the drafting of the prospectus, and statement of additional information, the filing of all required documents, soliciting proxies, and clerical duties associated with the filing of any such documents.
         b. Supervision of special projects including shareholder statement production, shareholder tax filings, and other printed shareholder communication.

SHAREHOLDER SERVICES
Citizens Securities assumes a number of general administrative services for the Funds relating primarily to shareholder communications for which the Adviser is reimbursed the cost of providing such service. Citizens Securities provides the Funds with the following services:

         1) Receipt of calls from existing shareholders in a timely manner.
         2) Maintenance of a toll-free number.
         3) Response to shareholder questions.
         4) Maintenance of a computer interface with the Fund transfer agent.
         5) Execution of appropriate shareholder requests.
         6) Retention, maintenance, and research of shareholder records.
         7) Facilities and equipment to perform all such duties.
         8) Other similar services.

As per Proxy, a monthly fee based on an annual rate of 45/100 of 1% of the Citizens Index Portfolio Retail Class's average net assets shall also be paid by the Fund to Citizens Advisers.



Agreed and Accepted:

CITIZENS TRUST                                        CITIZENS ADVISERS


BY:/s/ William D. Glenn II                            BY: /s/ Sophia Collier
   -----------------------                                ------------------
William D. Glenn II                                   Sophia Collier
Co-Chair                                              President


BY:/s/ Azie Taylor Morton                             Dated: 1/19/97
   ----------------------
Azie Taylor Morton
Co-Chair


Dated: 1/19/97